CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Bullish Barrier Market-Linked Notes due 2021	$2,479,000	$300.45

Pricing Supplement No. 2,095 Registration Statement Nos. 333-221595; 333-221595-01 Dated June 14, 2019 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $2,479,000 Bullish Barrier Market-Linked Notes (With Daily Barrier Observation)

Linked to the Performance of Gold due July 19, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Investment Description

These Bullish Barrier Market-Linked Notes (With Daily Barrier Observation) (the “Notes”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Notes are linked to the performance of a single commodity, gold (the "Underlying Commodity"). The amount you receive at maturity will depend on (i) whether a Barrier Event has occurred on any Observation Day during the Observation Period, which is the period from but excluding the Trade Date to and including the Determination Date and (ii) whether the Underlying Commodity has increased as of the Determination Date (which will result in a payment based on the percent change in the Underlying Commodity from the Initial Commodity Price to the Final Commodity Price (the “Underlying Commodity Return”), if a Barrier Event has not occurred). A “Barrier Event” will occur if the Commodity Price on any Observation Day during the Observation Period is greater than the “Upper Barrier,” which is equal to 125% of the Initial Commodity Price, meaning that a Barrier Event will occur if the Commodity Price on any Observation Day during the Observation Period has increased by more than 25% from the Initial Commodity Price. If a Barrier Event occurs during the Observation Period, at maturity, investors will receive an amount in cash per Note equal to the Principal Amount plus a return equal to the limited “Conditional Return” of 1.00% ($1,010 per Note), meaning the return on the Notes would be limited to 1.00% regardless of the Underlying Commodity Return. Even if a Barrier Event does not occur during the Observation Period, if the Underlying Commodity Return is zero or negative, at maturity, investors will receive an amount in cash per Note equal to the Principal Amount plus a return equal to the Conditional Return of 1.00% ($1,010 per Note), meaning the return on the Notes is likewise limited to 1.00%. If, however, a Barrier Event does not occur during the Observation Period and the Underlying Commodity Return is positive, at maturity, investors will receive an amount in cash per Note equal to the Principal Amount plus a return equal to the Underlying Commodity Return, subject to a maximum return of 25%. The Notes are for investors who are concerned about principal risk but seek a return linked to the performance of the Underlying Commodity, and who are willing to forgo current income and receive no return for the entire term of the Notes in exchange for the repayment of principal and the potential to receive a return equal to the Underlying Commodity Return, which will be payable only if (i) a Barrier Event does not occur during the Observation Period and (ii) the price of the Underlying Commodity ultimately increases as of the Determination Date. Investing in the Notes involves significant risks. The Notes do not pay interest. Your return on the Notes at maturity will be limited to 1.00% if a Barrier Event occurs during the Observation Period or if the Underlying Commodity Return is zero or negative, and will be less than the Conditional Return if a Barrier Event has not occurred during the Observation Period and the Underlying Return is positive but less than the Conditional Return. Even if a Barrier Event has not occurred during the Observation Period, your return on the Notes is limited to a maximum possible return of 25% due to the effect of the Upper Barrier. MSFL will repay your full principal amount only if you hold the Notes to maturity. The Notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑       Conditional Return at Maturity if a Barrier Event HAS Occurred During the Observation Period, Irrespective of the Final Commodity Price — If the Commodity Price on any Observation Day during the Observation Period is greater than the Upper Barrier, meaning that a Barrier Event has occurred, MSFL will pay you at maturity the Principal Amount plus a return equal to the Conditional Return of 1.00% ($1,010 per Note), irrespective of the Final Commodity Price.

❑       Conditional Return at Maturity if a Barrier Event HAS NOT Occurred During the Observation Period and the Underlying Commodity Return is Zero or Negative — If a Barrier Event has not occurred during the Observation Period and the Underlying Commodity Return is zero or negative, MSFL will pay you at maturity the Principal Amount plus a return equal to the Conditional Return of 1.00% ($1,010 per Note).

❑       Bullish Growth Potential at Maturity if a Barrier Event HAS NOT Occurred During the Observation Period and the Underlying Commodity Return is Positive — If (i) a Barrier Event has not occurred during the Observation Period and (ii) the Underlying Commodity Return is positive, MSFL will pay you at maturity the Principal Amount plus a return equal to the Underlying Commodity Return. In this scenario, the potential return on the Notes will be limited to a maximum possible return of 25% due to the effect of the Upper Barrier.

❑     No Downside Market Exposure at Maturity — If you hold the Notes to maturity, MSFL will pay you at least your full Principal Amount, regardless of the performance of the Underlying Commodity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	June 14, 2019
Original Issue Date	June 18, 2019
Determination Date*	July 14, 2021
Maturity Date*	July 19, 2021
*	Subject to adjustment for non-Trading Days or a Market Disruption Event. See “—Description of Commodity-Linked Notes—General Terms of the Notes—Some Definitions—“determination date or determination dates”” in the accompanying prospectus supplement for commodity-linked notes, as modified by “Additional Terms of the Notes—Determination Date” in this document.
If the scheduled Determination Date is not a Trading Day or if a Market Disruption Event occurs on that day so that the Determination Date is postponed and falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second business day following that Determination Date as postponed.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF OURS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER RISK FACTORS BEGINNING ON PAGE S-24 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT FOR COMMODITY-LINKED NOTES IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING COMMODITY OR IN FUTURES CONTRACTS OR FORWARD CONTRACTS ON THE UNDERLYING COMMODITY.

Note Offering

This pricing supplement relates to Bullish Barrier Market-Linked Notes (With Daily Barrier Observation) Linked to the Performance of Gold. The Notes are offered at a minimum investment of $1,000, or 1 Note, and integral multiples of $1,000 in excess thereof.

Underlying Commodity	Initial Commodity Price	Upper Barrier	Conditional Return	Interest	CUSIP	ISIN
Gold	$1,351.25	$1,689.0625, which is the Initial Commodity Price plus 25% of the Initial Commodity Price.*	1.00%	None	61766YDX6	US61766YDX67

* Your return on the Notes is limited to a maximum possible return of 25% due to the effect of the Upper Barrier.

See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2. The Notes will have the terms set forth in the accompanying prospectus supplement for commodity-linked notes and prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement for commodity-linked notes and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$978.60 per Note. See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Note	$1,000	$15	$985
Total	$2,479,000	$37,185	$2,441,815

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $15 for each Note it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 18 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 17.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for commodity-linked notes.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Notes

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for commodity-linked notes) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement for commodity-linked notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement for commodity-linked notes if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement for commodity-linked notes and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement for commodity-linked notes dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011249/dp82733_424b2-comlinknotes.htm

t	Prospectus dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011237/dp82798_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley,” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Notes” refers to the Market-Linked Notes that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement for commodity-linked notes” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2017 and the prospectus supplement for commodity-linked notes filed by MSFL and Morgan Stanley dated November 16, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement for commodity-linked notes and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement for commodity-linked notes and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement for commodity-linked notes or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Trade Date is less than $1,000. We estimate that the value of each Note on the Trade Date is $978.60.

What goes into the estimated value on the Trade Date?

In valuing the Notes on the Trade Date, we take into account that the Notes comprise both a debt component and a performance-based component linked to the Underlying Commodity. The estimated value of the Notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread , which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Notes?

In determining the economic terms of the Notes, including the Conditional Return and the Upper Barrier, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Notes?

The price at which MS & Co. purchases the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of receiving a below-market return on your investment.

♦    You seek exposure to the upside performance of the Underlying Commodity and believe it will appreciate moderately over the term of the Notes.

♦    You understand and accept that your potential return is limited by the Upper Barrier, and the maximum payment at maturity will be $1,250 per Note.

♦    You can tolerate receiving less than the Conditional Return at maturity if a Barrier Event does not occur and the Underlying Commodity Return is positive but less than the Conditional Return of 1.00%.

♦    You can tolerate receiving only the Conditional Return at maturity if the Final Commodity Price is zero or negative or if a Barrier Event occurs.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦    You understand and accept that you will only benefit from the Underlying Commodity Return if no Barrier Event occurs during the Observation Period, and you believe that a Barrier Event will not occur during the Observation Period.

♦    You are willing to invest in the Notes based on the Upper Barrier specified on the cover hereof.

♦   You do not seek current income from your investment.

♦    You understand the increased volatility and other risks associated with investing in a single commodity generally and gold specifically.

♦    You are willing to hold the Notes to maturity, as set forth on the cover hereof, and accept that there may be little or no secondary market for the Notes.

♦    You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving a below-market return on your investment.

♦    You believe that the level of the Underlying Commodity will decline, remain unchanged or appreciate by more than the Upper Barrier over the term of the Notes.

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You are unwilling to invest in the Notes with a maximum payment at maturity of $1,250 per Note regardless of the appreciation of the Underlying Commodity.

♦    You cannot tolerate receiving less than the Conditional Return at maturity if a Barrier Event does not occur and the Underlying Commodity Return is positive but less than the Conditional Return of 1.00%.

♦    You cannot tolerate the possibility of receiving only the Conditional Return if the Final Commodity Price is zero or negative or if a Barrier Event occurs.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦    You believe that a Barrier Event will occur during the Observation Period.

♦    You are unwilling to invest in the Notes based on the Upper Barrier specified on the cover hereof.

♦    You seek current income from your investment.

♦    You do not understand the increased volatility and other risks associated with investing in a single commodity generally and gold specifically.

♦    You are unable or unwilling to hold the Notes to maturity, as set forth on the cover hereof, or you seek an investment for which there will be an active secondary market.

♦    You are not willing or are unable to assume the credit risk associated with us for any payment on the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on S-24 of the accompanying prospectus supplement for commodity-linked notes for risks related to an investment in the Notes. For more information about the Underlying Commodity, see the information set forth under “Historical Information” on page 15.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Note)	$1,000 (1 Note)
Principal Amount	$1,000 per Note
Term	25 months
Underlying Commodity

Gold (Ticker Symbol: GOLDLNPM) (The Bloomberg ticker

symbol is being provided for reference purposes only. The

Commodity Price on any date will be determined

based on the price published by the publisher of the

Commodity Price. See “Commodity Price” below.)

Payment at Maturity (per Note)

MSFL will pay you a cash payment at maturity linked to

the performance of the Underlying Commodity during

the term of the Notes, as follows:

In the two scenarios that follow, the return on the

Notes will be limited to the Conditional Return of

1.00%, regardless of the

Underlying Commodity Return:

If a Barrier Event has occurred during the

Observation Period, irrespective of the Final

Commodity Price:

$1,000 + ($1,000 × Conditional Return)

If a Barrier Event has not occurred during the

Observation Period and the Underlying

Commodity Return is zero or negative:

$1,000 + ($1,000 × Conditional Return)

However, if (i) a Barrier Event has not occurred

during the Observation Period and (ii) the Underlying

Commodity Return is positive:

$1,000 + ($1,000 × Underlying Commodity

Return)

In this scenario, the potential return

on the Notes will be limited to a maximum

possible return of 25% due to the effect

of the Upper Barrier.

Barrier Event

A Barrier Event will occur if the Commodity Price is

greater than the Upper Barrier on any Observation

Day during the Observation Period.

As a result, a Barrier Event will occur if the

Commodity Price on any Observation Day during

the Observation Period has increased by more than 25% from the Initial Commodity Price.

Conditional Return	1.00% ($10.00 per Note)
Upper Barrier

$1,689.0625, which is the Initial Commodity Price plus

25% of the Initial Commodity Price.

Your return on the Notes is limited to a maximum

Possible return of 25% due to the effect of the

Upper Barrier.

Maximum Payment at Maturity	$1,250 per Note (due to the effect of the Upper Barrier), payable only if a Barrier Event does not occur during the Observation Period and the Underlying Commodity Return Is exactly 125%.
Underlying Commodity Return	Final Commodity Price – Initial Commodity Price Initial Commodity Price Please note that the prospectus supplement for commodity-linked notes refers to this concept as the “commodity percent change.”
Initial Commodity Price	$1,351.25, which is the Commodity Price on the Trade Date.
Final Commodity Price	The Commodity Price on the Determination Date.
Observation Period	The period from but excluding the Trade Date to and

including the Determination Date.
Observation Day	A Trading Day on which no Market Disruption Event occurs.
Determination Date	July 14, 2021, subject to adjustment for non-Trading Days or a Market Disruption Event
Commodity Price	On any date, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such date, as determined by the Calculation Agent.
Maturity Date	July 19, 2021, subject to postponement in the event of a postponement of the Determination Date
CUSIP / ISIN	61766YDX6 / US61766YDX67
Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”)

Investment Timeline

The Initial Commodity Price and the Upper Barrier were determined.
The Commodity Price of the Underlying Commodity is observed.

MSFL will pay you a cash payment at maturity linked to the performance of the Underlying Commodity during the term of the Notes, as follows:

In the two scenarios that follow, the return on the Notes will be limited to the Conditional Return of 1.00%,

regardless of the Underlying Commodity Return:

If a Barrier Event has occurred during the Observation Period, irrespective of the Final

Commodity Price:

$1,000 + ($1,000 × Conditional Return)

If a Barrier Event has not occurred during the

Observation Period and the Underlying Commodity

Return is zero or negative:

$1,000 + ($1,000 × Conditional Return)

However, if (i) a Barrier Event has not occurred during the Observation Period and (ii) the Underlying

Commodity Return is positive:

$1,000 + ($1,000 × Underlying Commodity Return)

In this scenario, the potential return on the Notes will be limited to a maximum possible return of 25% due to the effect of the Upper Barrier.

Investing in the Notes involves significant risks. The Notes do not pay interest. Your return on the Notes at maturity will be limited to 1.00% if a Barrier Event occurs during the Observation Period or if the Underlying Commodity Return is zero or negative, and will be less than the Conditional Return if a Barrier Event has not occurred during the Observation Period and the Underlying Return is positive but less than the Conditional Return. Even if a Barrier Event has not OCCURRED DURING the Observation Period, your return on the Notes is limited to a maximum possible return of 25% due to the effect of the Upper Barrier. MSFL will repay your full principal amount only if you hold the Notes to maturity. All payments are subject to our credit risk.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to also read the “Risk Factors” section in the accompanying prospectus and the accompanying prospectus supplement for commodity-linked notes. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Notes.

♦	Your return on the Notes is limited to the Conditional Return if a Barrier Event occurs — If the Commodity Price is greater than the Upper Barrier on any Observation Day during the Observation Period, a Barrier Event will occur and, at maturity, MSFL will pay you the Principal Amount plus a return equal to the limited Conditional Return, irrespective of the Final Commodity Price, which may have appreciated significantly from the Initial Commodity Price.

♦	You may receive a lower return on the Notes if a Barrier Event has not occurred than if a Barrier Event has occurred and potentially receive no return on your investment in the Notes — If a Barrier Event has not occurred and the Underlying Commodity Return is positive but less than the Conditional Return, the return on the Notes at maturity will be less than the return equal to the Conditional Return that you would have received at maturity if a Barrier Event had occurred and may be almost zero.

♦	Even if no Barrier Event occurs and the Underlying Commodity Return is positive, your potential return on the Notes is limited to the Maximum Payment at Maturity per Note — Even if no Barrier Event occurs and the Underlying Commodity Return is positive, in no event will the payment at maturity exceed the Maximum Payment at Maturity per Note and your potential return will be limited to a maximum possible return of 25%, due to the effect of the Upper Barrier. Furthermore, the maximum return of 25% would be available only in the unlikely event that a Barrier Event does not occur and the Underlying Commodity Return is exactly 125%. Any further appreciation of the Underlying Commodity beyond the Upper Barrier, determined by reference to the afternoon London gold price on each Observation Day during the Observation Period, will result in a Payment at Maturity of only the Principal Amount plus a return equal to the limited Conditional Return, without any participation in the performance of the Underlying Commodity, which may have appreciated significantly from the Initial Commodity Price.

♦	The probability that a Barrier Event will occur will depend on the volatility of the Underlying Commodity — “Volatility" refers to the frequency and magnitude of changes in the Commodity Price. Greater expected volatility with respect to the Underlying Commodity reflects a higher expectation as of the Trade Date that a Barrier Event will occur during the Observation Period, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on the Underlying Commodity Return. However, the volatility of the Underlying Commodity can change significantly over the term of the Notes. The Commodity Price could rise sharply, which could trigger a Barrier Event and result in your receiving only the limited Conditional Return at maturity.

♦	A Barrier Event can occur on any Observation Day during the Observation Period — A Barrier Event will occur if the Commodity Price is greater than the Upper Barrier on any Observation Day during the Observation Period, which is the period from but excluding the Trade Date to and including the Determination Date. Therefore, a Barrier event will occur if the Commodity Price on any Observation Day during the Observation Period has increased by more than 25% from the Initial Commodity Price. This will be the case even if the price of the Underlying Commodity subsequently depreciates to a price that is equal to or less than the Upper Barrier. If a Barrier Event occurs on any Observation Day during the Observation Period, the return on your Notes will be limited to the Conditional Return, regardless of the performance of the Underlying Commodity.

♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Notes at maturity is linked to the performance of the Underlying Commodity. Your return on the Notes at maturity will be limited to the Conditional Return of only 1.00% if (i) a Barrier Event occurs during the Observation Period or (ii) if the Underlying Commodity Return is zero or negative. In addition, if a Barrier Event does not occur duringthe Observation Period and the Underlying Commodity Return positive but less than the Conditional Return, the return on the Notes at maturity will be less than the Conditional Return and may be almost zero. Accordingly, the return on your investment in the Notes may be low or almost zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, even if a Barrier Event has not occurred, if the Underlying Commodity does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Notes are for investors who are concerned about principal risk but seek a return linked to the performance of the Underlying Commodity, and who are willing to forgo current income and receive no return for the entire term of the Notes in exchange for the repayment of principal and the potential to receive a return equal to the Underlying Commodity Return, which will be payable only if (i) a Barrier Event does not occur during the Observation Period and (ii) the price of the Underlying Commodity ultimately increases as of the Determination Date.

♦	No interest payments — MSFL will not make any interest payments with respect to the Notes.

♦	The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Notes — Investors are dependent on our ability to pay all amounts due on the Notes at maturity, and, therefore, you are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.

♦	As a finance subsidiary, MSFL has no independent operations and will have no independent assets — As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦	Repayment of the principal amount applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss even if the price of the Underlying Commodity has increased from the Initial Commodity Price. You will receive the principal amount of the Notes from MSFL only at maturity, subject to our creditworthiness.

♦	Investments linked to commodities are subject to sharp fluctuations in commodity prices — Investments, such as the Notes, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. These factors may affect the price of the Underlying Commodity which will affect the value of your Notes in varying ways.

♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The Payment at Maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 15.

♦        The price of gold may change unpredictably and affect the value of the Notes in unforeseen ways — The price of gold to which the return on the Notes is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 15.

♦	The market price of the Notes will be influenced by many unpredictable factors — Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market (if at all), including the price of the Underlying Commodity at any time and, in particular, on the Determination Date, the volatility (frequency and magnitude of changes in price) of the Underlying Commodity, the price and volatility of the futures contracts on the Underlying Commodity, trends of supply and demand for the Underlying Commodity, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity, interest and yield rates in the market, time remaining until the Notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the Underlying Commodity or commodities markets generally and which may affect the Final Commodity Price and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, you may receive less, and possibly significantly less, than the stated principal amount per Note if you are able to sell your Notes prior to maturity.

♦	There are risks relating to trading of commodities on the London Bullion Market Association — Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. In addition, there are currently proposals to replace the current process for determining the Commodity Price for gold. If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

♦	Legal and regulatory changes could adversely affect the return on and value of your Notes — Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Notes.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Notes.

♦	Investing in the Notes is not equivalent to investing in the Underlying Commodity or in futures contracts or forward contracts on the Underlying Commodity — Investing in the Notes is not equivalent to investing in the Underlying Commodity or in futures contracts or forward contracts on the Underlying Commodity. By purchasing the Notes, you do not purchase any entitlement to the Underlying Commodity or futures contracts or forward contracts on the Underlying Commodity. Further, by purchasing the Notes, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the Underlying Commodity.

♦	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Notes in the Issue Price reduce the economic terms of the Notes, cause the estimated value of the Notes to be less than the Issue Price and will adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Notes in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Notes in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Notes less favorable to you than they otherwise would be.

♦	The estimated value of the Notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price — These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Notes than those generated by others, including other dealers in the market, if they attempted to value the Notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Notes in the secondary market (if any exists) at any time. The value of your Notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Notes will be influenced by many unpredictable factors” above.

♦	The Notes will not be listed on any securities exchange and secondary trading may be limited — The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Notes — One or more of our affiliates and/or third-party brokers have carried out, and will continue to carry out, hedging activities related to the Notes (and to other instruments linked to the Underlying Commodity), including trading in the Underlying Commodity or futures contracts or forward contracts on the Underlying Commodity, as well as in other instruments related or linked to the Underlying Commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. MSCG and some of our other affiliates also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Commodity Price and, therefore could have increased, (i) the price at which the Underlying Commodity must close on the Determination Date before an investor receives a payment at maturity that exceeds the investor’s initial investment in the Notes and (ii) the Upper Barrier, which will be used to determine whether a Barrier Event occurs and, therefore, also affect the Payment at Maturity. Additionally, such hedging or trading activities during the term of the Notes, including on the Determination Date, could adversely affect the Commodity Price on the Determination Date and, accordingly, the amount of cash an investor will receive at maturity.

♦	Potential conflict of interest — As Calculation Agent, MSCG has determined the Initial Commodity Price and the Upper Barrier and will determine the Final Commodity Price, whether a Barrier Event or a Market Disruption Event has occurred, the Underlying Commodity Return, if applicable, and the Payment at Maturity. Moreover, certain determinations made by MSCG, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events or the calculation of the Commodity Price in the event of a Market Disruption Event. These potentially subjective judgments may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Commodity-Linked Notes—General Terms of the Notes—Some Definitions—market disruption event” and “Payment at Maturity—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Notes on the Trade Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Commodity to which the Notes are linked.

Hypothetical Payments on the Notes at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this pricing supplement.

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Commodity relative to the Initial Commodity Price or the occurrence or non-occurrence of a Barrier Event. We cannot predict the Commodity Price on any Observation Day during the Observation Period, whether a Barrier Event will occur or the Final Commodity Price on the Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Commodity. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 principal amount of Notes on a hypothetical offering of the Notes, based on the following terms*:

Investment term:	25 months
Principal amount:	$1,000
Hypothetical Initial Commodity Price:	$1,300*
Hypothetical Upper Barrier:	$1,625 (125% of the Hypothetical Initial Commodity Price)*
Conditional Return:	1.0%

* The actual Initial Commodity Price and Upper Barrier are specified on the cover of this pricing supplement.

The table below illustrates the Payment at Maturity for a hypothetical range of Underlying Commodity Returns, depending also on whether or not a Barrier Event has occurred, and does not cover the complete range of possible payouts at maturity.

		If (i) a Barrier Event Has Occurred During the Observation Period or (ii) a Barrier Event Has Not Occurred During the Observation Period and the Underlying Commodity Return is Zero or Negative		If a Barrier Event Has Not Occurred During the Observation Period and the Underlying Commodity Return is Positive
Underlying Commodity Return	Final Commodity Price	Payment At Maturity	Return on $1,000 Note(1)	Payment at Maturity	Return on $1,000 Note(1)
100.0%	$3,200.00	$1,010	1.0%	N/A	N/A
90.0%	$3,040.00	$1,010	1.0%	N/A	N/A
80.0%	$2,880.00	$1,010	1.0%	N/A	N/A
70.0%	$2,720.00	$1,010	1.0%	N/A	N/A
60.0%	$2,560.00	$1,010	1.0%	N/A	N/A
50.0%	$2,400.00	$1,010	1.0%	N/A	N/A
40.0%	$2,240.00	$1,010	1.0%	N/A	N/A
30.0%	$2,080.00	$1,010	1.0%	N/A	N/A
26.0%	$1,638.00	$1,010	1.0%	N/A	N/A
25.0%	$1,625.00	$1,010	1.0%	$1,250	25.0%
20.0%	$1,920.00	$1,010	1.0%	$1,200	20.0%
15.0%	$1,792.00	$1,010	1.0%	$1,150	15.0%
10.0%	$1,760.00	$1,010	1.0%	$1,100	10.0%
5.0%	$1,365.00	$1,010	1.0%	$1,050	5.0%
1.0%	$1,313.00	$1,010	1.0%	$1,010	1.0%
0.5%	$1,306.50	$1,010	1.0%	$1,005	0.5%
0.1%	$1,301.30	$1,010	1.0%	$1,001	0.1%
0.0%	$1,300.00	$1,010	1.0%	N/A	N/A
-10.0%	$1,440.00	$1,010	1.0%	N/A	N/A
-20.0%	$1,280.00	$1,010	1.0%	N/A	N/A
-30.0%	$1,120.00	$1,010	1.0%	N/A	N/A
-40.0%	$960.00	$1,010	1.0%	N/A	N/A
-50.0%	$800.00	$1,010	1.0%	N/A	N/A
-60.0%	$640.00	$1,010	1.0%	N/A	N/A
-70.0%	$480.00	$1,010	1.0%	N/A	N/A
-80.0%	$320.00	$1,010	1.0%	N/A	N/A
-90.0%	$160.00	$1,010	1.0%	N/A	N/A
-100.0%	$0.00	$1,010	1.0%	N/A	N/A

(1) The “Return on $1,000 Note” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount per Note to the purchase price of $1,000 per Note.

Example 1 — A Barrier Event HAS occurred during the Observation Period and the Commodity Price increases by 50% from the Initial Commodity Price to the Final Commodity Price.

In this example, the Commodity Price is greater than the Upper Barrier on one or more Observation Days during the Observation Period. Therefore, a Barrier Event has occurred and you receive at maturity the principal amount of $1,000 per Note plus a return based on the hypothetical Conditional Return equal to $10 per Note, irrespective of the Final Commodity Price.

$1,000 + ($1,000 x Conditional Return)

$1,000 + ($1,000 x 1.0%)

$1,000 + $10 = $1,010

The investor would receive a Payment at Maturity of $1,010 per Note, or a return of 1.0%, but would not participate in any performance of the Underlying Commodity because a Barrier Event has occurred.

Example 2 — A Barrier Event HAS occurred during the Observation Period and the Commodity Price increases by 10% from the Initial Commodity Price to the Final Commodity Price.

In this example, the Commodity Price is greater than the Upper Barrier on one or more Observation Days during the Observation Period. Therefore, a Barrier Event has occurred and you receive at maturity the principal amount of $1,000 per Note plus a return based on the hypothetical Conditional Return equal to $10 per Note, irrespective of the Final Commodity Price.

$1,000 + ($1,000 x Conditional Return)

$1,000 + ($1,000 x 1.0%)

$1,000 + $10 = $1,010

Even though the Underlying Commodity Return is positive and the Final Commodity Price is below the Upper Barrier, because a Barrier Event has occurred, you will not benefit from any appreciation in the Commodity Price as of the Determination Date and your return will instead be limited to the hypothetical Conditional Return.

Example 3 — A Barrier Event HAS NOT occurred and the Commodity Price increases by 20% from the Initial Commodity Price to the Final Commodity Price.

In this example, the Commodity Price has remained less than or equal to the Upper Barrier on each Observation Day during the Observation Period. Therefore, a Barrier Event has not occurred, and you receive at maturity the Principal Amount of $1,000 per Note plus $1,000 times the Underlying Commodity Return.

$1,000 + ($1,000 x Underlying Commodity Return)

$1,000 + ($1,000 x 20%)

$1,000 + $200 = $1,200

The Payment at Maturity is $1,200 per Note, resulting in a return of 20%.

Example 4 — A Barrier Event HAS NOT occurred and the Commodity Price increases by 0.5% from the Initial Commodity Price to the Final Commodity Price.

In this example, the Commodity Price has remained less than or equal to the Upper Barrier on each Observation Day during the Observation Period. Therefore, a Barrier Event has not occurred, and you receive at maturity the Principal Amount of $1,000 per Note plus $1,000 times the Underlying Commodity Return.

$1,000 + ($1,000 x Underlying Commodity Return)

$1,000 + ($1,000 x 0.5%)

$1,000 + $5 = $1,005

Even though the Underlying Commodity Return is positive and the Final Commodity Price is below the Upper Barrier, your Payment at Maturity will be less than your Payment at Maturity if a Barrier Event had occurred.

Example 5 — A Barrier Event HAS NOT occurred and the Commodity Price decreases by 30% from the Initial Commodity Price to the Final Commodity Price.

In this example, the Commodity Price has remained less than or equal to the Upper Barrier on each Observation Day during the Observation Period. Because the Commodity Price is negative and a Barrier Event has not occurred, you receive at maturity the Principal Amount of $1,000 per Note plus a return equal to the hypothetical Conditional Return.

$1,000 + ($1,000 x Conditional Return)

$1,000 + ($1,000 x 1.0%)

$1,000 + $10 = $1,010

Because the Commodity Price has decreased from the Initial Commodity Price to the Final Commodity price, your return will be limited to the hypothetical Conditional Return.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

What Are the Tax Consequences of the Notes?

Subject to the discussion below regarding the occurrence of a Barrier Event prior to the issue date, in the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the Notes is a rate of 2.7204% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,058.0022 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2019	$0.9068	$0.9068
July 1, 2019 through December 31, 2019	$13.6143	$14.5211
January 1, 2020 through June 30, 2020	$13.7995	$28.3206
July 1, 2020 through December 31, 2020	$13.9872	$42.3078
January 1, 2021 through June 30, 2021	$14.1775	$56.4853
July 1, 2021 through the Maturity Date	$1.5169	$58.0022

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the Notes.

Notwithstanding the foregoing, if a Barrier Event occurs prior to the issue date, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the Notes will be treated as debt instruments issued with original issue discount (“OID”) in an amount equal to the excess of the fixed payment at maturity over the “issue price” of each Note. A U.S. Holder will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of such U.S. Holder’s method of accounting. Gain or loss realized on the sale, exchange or maturity of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year.

Special rules will apply if a Barrier Event occurs more than six months prior to the maturity date. Please read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-term Notes—Adjustments to Interest Accruals on the Notes” in the accompanying prospectus supplement for a discussion of the rules.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the Notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

Historical Information

The following table presents the published high and low prices of gold, as well as end-of-quarter prices of gold, for each quarter in the period from January 1, 2014 through June 14, 2019. The Commodity Price on June 14, 2019 was $1,351.25. The related graph sets forth the daily prices of gold for the same time period. We obtained the prices of gold and other information below from Bloomberg Financial Markets (Ticker Symbol: GOLDLNPM), without independent verification. The actual Commodity Price will be determined as described in the “Indicative Terms” on page 4 rather than the prices published by Bloomberg Financial Markets, and the Bloomberg ticker symbol is provided for reference purposes only. The Underlying Commodity experiences periods of high volatility, and you should not take the historical values of the Underlying Commodity as an indication of future performance, and no assurance can be given as to the Commodity Price on any Observation Day, including the Determination Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2014	3/31/2014	1,385.00	1,221.00	1,291.75
4/1/2014	6/30/2014	1,325.75	1,242.75	1,315.00
7/1/2014	9/30/2014	1,340.25	1,213.50	1,216.50
10/1/2014	12/31/2014	1,250.25	1,142.00	1,206.00
1/1/2015	3/31/2015	1,295.75	1,147.25	1,187.00
4/1/2015	6/30/2015	1,225.00	1,164.60	1,171.00
7/1/2015	9/30/2015	1,168.00	1,080.80	1,114.00
10/1/2015	12/31/2015	1,184.25	1,049.40	1,060.00
1/1/2016	3/31/2016	1,277.50	1,077.00	1,237.00
4/1/2016	6/30/2016	1,324.55	1,212.10	1,320.75
7/1/2016	9/30/2016	1,366.25	1,308.35	1,322.50
10/1/2016	12/31/2016	1,313.30	1,125.70	1,145.90
1/1/2017	3/31/2017	1,257.55	1,151.00	1,244.85
4/1/2017	6/30/2017	1,293.50	1,220.40	1,242.25
7/1/2017	9/30/2017	1,346.25	1,211.05	1,283.10
10/1/2017	12/31/2017	1,303.30	1,240.90	1,291.00
1/1/2018	3/31/2018	1,354.95	1,307.75	1,323.85
4/1/2018	6/30/2018	1,351.45	1,250.45	1,250.45
7/1/2018	9/30/2018	1,262.05	1,178.40	1,187.25
10/1/2018	12/31/2018	1,279.00	1,185.55	1,279.00
1/1/2019	3/31/2019	1,343.75	1,279.55	1,295.40
4/1/019	6/14/2019*	1,351.25	1,269.50	1,351.25

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of gold from January 1, 2014 through June 14, 2019, based on information from Bloomberg. Past performance of the Underlying Commodity is not indicative of the future performance of the Underlying Commodity.

Additional Terms of the Notes

Determination Date

In the section entitled “Description of Commodity-Linked Notes—General Terms of the Notes—Some Definitions—“determination date” or “determination dates”” in the accompanying prospectus supplement for commodity-linked notes, the references to “three consecutive trading days” and “third succeeding trading day” shall be replaced with “five consecutive trading days” and “fifth succeeding trading day” respectively.

Acceleration Amount in Case of an Event of Default

The following section replaces the section entitled “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for Commodity-Linked Notes.

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Notes shall be an amount in cash equal to the value of such Note on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Trade Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Note. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Trade Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the Issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Use of Proceeds and Hedging

The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement for commodity-linked notes.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third-party brokers. We expect our hedging counterparties to have taken positions in the Underlying Commodity or futures contracts or forward contracts on the Underlying Commodity. Such purchase activity could have increased the Initial Commodity Price and, therefore could have increased, (i) the price at which the Underlying Commodity must close on the Determination Date before you would receive at maturity a payment that exceeds the Principal Amount of the Notes and (ii) the Upper Barrier, which will be used to determine whether a Barrier Event occurs and, therefore, also affect the Payment at Maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Observation Days (including on the Determination Date), by purchasing and selling the Underlying Commodity or futures contracts or forward contracts on the Underlying Commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Observation Day (including on the Determination Date). As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Commodity and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Notes should consult and rely on their own counsel and advisers as to whether an investment in these Notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $15 for each Note it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or of the Underlying Commodity. Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own account. The agent must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Notes or the Underlying Commodity in the open market to stabilize the price of the Notes or of the Underlying Commodity. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.